Exhibit 5.1

Robert W. Phillips T: +1 415 693 2020 rphillips@cooley.com

June 12, 2020

Vaxcyte, Inc.

353 Hatch Drive

Foster City, California 94404

Ladies and Gentlemen:

We have represented Vaxcyte, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 10,700,420 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 4,971,832 shares of Common Stock issuable pursuant to the Company’s 2014 Equity Incentive Plan, as amended (the “2014 Plan”), (ii) 66,982 shares of Common Stock issuable outside of the 2014 Plan, (iii) 5,011,606 shares of Common Stock issuable pursuant to the Company’s 2020 Equity Incentive Plan (the “2020 Plan”), and (iv) 650,000 shares of Common Stock issuable pursuant to the Company’s 2020 Employee Stock Purchase Plan (together with the 2014 Plan and the 2020 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans, (d) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is to be in effect immediately following the closing of the Company’s initial public offering, in the forms filed as Exhibits 3.3 and 3.4, respectively to the Company’s registration statement (No. 333-238630) on Form S-1,and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents by all persons other than the Company where execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, as applicable, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com

Vaxcyte, Inc. June 12, 2020 Page Two

Sincerely,

Cooley LLP

By:	/s/ Robert W. Phillips
Robert W. Phillips

Cooley LLP 101 California Street 5th Floor San Francisco, CA 94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com